Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No. 333-165972) on Amendment No. 3 to Form S-1 of our report dated April 9, 2010, except for items disclosed in Note 1 regarding restatement, as to which the date is August 20, 2010, relating to our audit of the restated consolidated financial statements of Internet Media Services, Inc. for the year ended December 31, 2009, our report dated June 30, 2010, except for items disclosed in Note 2 regarding restatement, as to which the date is July 26, 2010 related to our audit of the restated carve out financial statements of Legalstore.com (a division of Document Security Systems, Inc. and the predecessor to Internet Media Services, Inc.) for the period from January 1, 2009 to October 8, 2009 and our report dated December 11, 2009, except for items disclosed in Note 2 regarding restatement, as to which the date is July 26, 2010 related to our audits of the restated carve out financial statements of Legalstore.com (a division of Document Security Systems, Inc. and the predecessor to Internet Media Services, Inc.) for the years ended December 31, 2007 and 2008, appearing in the Prospectus, which is part of this Registration Statement.

We also consent of the reference to our firm under the caption “Experts” in such Prospectus.

/s/ FREED MAXICK & BATTAGLIA, CPAs, PC

Buffalo, New York
August 20, 2010